EXHIBIT 99.2

UNAUDITED PRO FORMA CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

Overview

On April 15, 2004, Autobytel Inc. (Autobytel) entered into an agreement to acquire Stoneage Corporation (Stoneage) in a merger transaction. As part of the merger, Stoneage Corporation merged with and into a separately formed Delaware corporation, Autobytel Bedrock Corp., that was renamed Car.com, Inc. The separate corporate existence of Stoneage Corporation ceased and Car.com, Inc. continued as the surviving corporation and a wholly owned subsidiary of Autobytel.

The accompanying unaudited pro forma consolidated condensed balance sheet assumes that the merger took place on March 31, 2004. The unaudited pro forma consolidated condensed balance sheet combines the unaudited consolidated balance sheet of Autobytel as of March 31, 2004 and the unaudited balance sheet of Stoneage as of March 31, 2004.

The accompanying unaudited pro forma consolidated condensed statements of operations present the unaudited consolidated statement of operations of Autobytel for the three months ended March 31, 2004 and the statement of operations for the year ended December 31, 2003 combined with Stoneage’s unaudited statement of operations for the three months ended March 31, 2004 and the statement of operations for the year ended December 31, 2003. The unaudited pro forma consolidated condensed statements of operations give effect to the merger as if it had occurred on January 1, 2003.

The unaudited pro forma consolidated condensed balance sheet and statements of operations are not necessarily indicative of the financial position and operating results that would have been achieved had the transaction been in effect as of the dates indicated and should not be construed as being a representation of the financial position or future operating results of the combined company.

The unaudited pro forma consolidated condensed financial information should be read in conjunction with the audited consolidated financial statements and related notes of (i) Autobytel included in Autobytel’s Annual Report on Form 10-K, filed with the Securities and Exchange Commission on March 15, 2004, and (ii) Stoneage included in this Current Report on Form 8-K/A.

The Merger

Autobytel issued 2.3 million shares of Autobytel common stock and made payments of $15.3 million in cash. The merger will be accounted for under the purchase method of accounting with an estimated purchase price of $49.5 million.

•	The pro forma adjustments are based on currently available information and certain assumptions that Autobytel’s management believes are reasonable. Pro forma adjustments for the merger include:

•	The payment of $15.3 million in cash in accordance with the acquisition agreement and $1.0 million in transaction costs incurred by Autobytel.

•	The issuance of 2.3 million shares of Autobytel’s common stock. The Autobytel common stock was valued based on a price per share of $14.40, which was the average market price for the two days before through the two days after the announcement of the acquisition.

•	The allocation of the purchase price based on management’s current estimates of the fair value of Stoneage’s net tangible and intangible assets.

•	The elimination of intercompany transactions.

•	The payment of debt in accordance with the acquisition agreement.

•	Stoneage employee severance costs for employees terminated due to the consolidation of significant operations of the merged companies.

•	The exercise of Stoneage stock options simultaneously with the acquisition of Stoneage by Autobytel and a resulting tax benefit.

The acquisition is anticipated to expand Autobytel’s market share of new car buyers from 7% to 9% in 2004, increase by 1 million the number of purchase requests processed through Autobytel in 2004, and add over 6,000 retail and enterprise dealer relationships to Autobytel. The acquisition is expected to benefit Autobytel’s advertising business by adding the highly visited Car.com automotive portal to Autobytel’s advertising network of sites. However, such increases and benefits have not been reflected in the accompanying pro forma consolidated condensed statements of operations presented herein.

Under the purchase method of accounting, the estimated cost of approximately $49.5 million to acquire Stoneage, including transaction costs incurred by Autobytel, will be allocated to its underlying net tangible and intangible assets based on their respective fair values. Any excess of the purchase price over the estimated fair value of the net tangible and intangible assets acquired will be recorded as goodwill. A preliminary allocation of the excess of the purchase price, including transaction costs, over the fair value of the net tangible and intangible assets to be acquired has been allocated to goodwill.

At this time, the work needed to provide the basis for estimating these fair values has not been completed. An increase in Stoneage accounts payable and/or adjustments to estimated accrued expenses may need to be recorded as additional information becomes available. As a result, the final allocation of the excess purchase price over the fair value of the net tangible and intangible assets acquired could differ materially. We expect that potential adjustments for these costs, if any, will be recorded by September 30, 2004.

PRO FORMA CONSOLIDATED CONDENSED BALANCE SHEET

As of March 31, 2004

(Dollar amounts in thousands)

(unaudited)

ASSETS

	Autobytel	Stoneage	Pro Forma Adjustments		Autobytel Pro Forma
Current assets:
Domestic cash and cash equivalents	$49,270	$1,732	$145	(e)	$34,658
			(1,238	)(g)
			(15,251	)(i)
International cash and cash equivalents	10,425	—	—		10,425
Accounts receivable, net	10,597	3,960	(333	)(a)	14,224
Income tax receivable	—	—	1,024	(f)	1,024
Prepaid expenses and other current assets	1,146	174	(136	)(k)	1,184

Total current assets	71,438	5,866	(15,789)		61,515
Long-term investments	15,000	—	—		15,000
Property and equipment, net	2,123	870	—		2,993
Capitalized software, net	754	—	—		754
Investment in equity investee	824	—	—		824
Intangible assets	—	273	(273	)(j)	4,700
			4,700	(j)
Goodwill	16,830	—	41,619	(j)	58,449
Other assets	824	46	715	(b)	591
			(994	)(i)

Total assets	$107,793	$7,055	$29,978		$144,826

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$4,255	$1,671	$—		$5,926
Accrued expenses	3,964	1,080	(333	)(a)	5,945
			715	(b)
			131	(c)
			388	(d)
Deferred revenues	3,814	—	—		3,814
Accrued domestic restructuring	212	—	—		212
Accrued international restructuring	1,541	—	—		1,541
Accrued income taxes	—	222	(222	)(f)	—
Current portion of long-term debt	—	549	(549	)(g)	—
Current portion of capital lease obligations	—	110	—		110
Other current liabilities	405	—	—		405

Total current liabilities	14,191	3,632	130		17,953
Long-term debt, net of current portion	—	689	(689	)(g)	—
Long-term capital lease obligations, net of current portion	—	75	—		75
Deferred tax liabilities	—	83	(83	)(k)	—

Total liabilities	14,191	4,479	(642)		18,028

Minority interest	4,623	—	—		4,623
Commitments and contingencies
Stockholders’ equity:
Common stock	39	87	(87	)(h)	41
			2	(i)
Additional paid-in capital	238,962	—	860	(e)	272,156
			1,246	(f)
			(2,106	)(h)
			33,194	(i)
Accumulated other comprehensive loss	1,685	—	—		1,685
Accumulated deficit	(151,707)	2,489	(131	)(c)	(151,707)
			(715	)(e)
			(1,643	)(h)

Total stockholders’ equity	88,979	2,576	30,620		122,175

Total liabilities and stockholders’ equity	$107,793	$7,055	$29,978		$144,826

The accompanying notes are an integral part of these consolidated condensed financial statements.

PRO FORMA CONSOLIDATED CONDENSED STATEMENT OF OPERATIONS

Three Months Ended March 31, 2004

(Dollar amounts in thousands, except share and per share data)

(unaudited)

	Autobytel	Stoneage	Pro Forma Adjustments		Autobytel Pro Forma
Revenues:
Lead fees	$16,847	$7,194	$(706	)(a)	$23,335
Advertising	3,122	160	—		3,282
CRM services	3,463	48	—		3,511
Data, applications and other	1,325	7	—		1,332

Total revenues	24,757	7,409	(706)		31,460

Operating expenses:
Sales and marketing	14,809	5,345	(706	)(a)	19,448
Product and technology development	5,088	335	—		5,423
General and administrative	2,929	1,004	368	(b)	4,301

Total operating expenses	22,826	6,684	(338)		29,172

Income from operations	1,931	725	(368)		2,288
Interest income	186	—	—		186
Interest expense	—	(15)	13	(c)	(2)
Loss in equity investee	(53)	—	—		(53)
Other income	1	—	—		1

Income before income taxes	2,065	710	(355)		2,420
Provision for income taxes	—	240	(240	)(d)	—

Net income	$2,065	$470	$(115)		$2,420

Net income per share:
Basic	$0.05				$0.06

Diluted	$0.05				$0.05

Shares used in computing net income per share:
Basic	38,343,958		2,305,244		40,649,202

Diluted	42,583,103		2,305,244		44,888,347

The accompanying notes are an integral part of these consolidated condensed financial statements.

PRO FORMA CONSOLIDATED CONDENSED STATEMENT OF OPERATIONS

Year Ended December 31, 2003

(Dollar amounts in thousands, except share and per share data)

(unaudited)

	Autobytel	Stoneage	Pro Forma Adjustments		Autobytel Pro Forma
Revenues:
Lead fees	$61,789	$19,345	$(2,445	)(a)	$78,689
Advertising	11,819	1,243	—		13,062
CRM services	9,982	76	—		10,058
Data, applications and other	5,353	1,963	—		7,316

Total revenues	88,943	22,627	(2,445)		109,125

Operating expenses:
Sales and marketing	52,646	16,678	(2,445	)(a)	66,879
Product and technology development	18,723	1,973	—		20,696
General and administrative	11,461	2,193	1,473	(b)	15,127
Domestic restructuring and other charges, net	(27)	—	—		(27)

Total operating expenses	82,803	20,844	(972)		102,675

Income from operations	6,140	1,783	(1,473)		6,450
Interest income	316	—	—		316
Interest expense	—	(117)	25	(c)	(92)
Foreign currency exchange gain	10	—	—		10
Income in equity investee	217	—	—		217
Other income	745	—	—		745

Income before income taxes	7,428	1,666	(1,448)		7,646
Provision for income taxes	8	511	(511	)(d)	8

Net income	$7,420	$1,155	$(937)		$7,638

Net income per share:
Basic	$0.22				$0.21

Diluted	$0.20				$0.19

Shares used in computing net income per share:
Basic	34,508,035		2,305,244		36,813,279

Diluted	37,625,645		2,305,244		39,930,889

The accompanying notes are an integral part of these consolidated condensed financial statements.

NOTES TO THE PRO FORMA CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

(unaudited)

The pro forma consolidated condensed balance sheet is based on the historical financial position of Autobytel and Stoneage as of March 31, 2004 and pro forma adjustments to record the merger as of March 31, 2004 to reflect:

(a)	the elimination of intercompany accounts receivable and accrued expenses as Autobytel was a customer of Stoneage,

(b)	additional accrued expenses for transaction costs incurred by Autobytel after March 31, 2004, including investment banking, legal, accounting and other professional consulting fees,

(c)	additional accrued expenses for transaction costs incurred by Stoneage after March 31, 2004,

(d)	additional accrued expenses for Stoneage employee severance costs for employees terminated due to the consolidation of significant operations of the merged companies,

(e)	proceeds of $0.9 million from Stoneage stock options exercised simultaneously with the acquisition of Stoneage by Autobytel, net of $0.4 million in bonuses paid to employees to cover applicable taxes related to the stock option exercises and $0.3 million in compensation expense for the cash settlement of certain Stoneage options in accordance with the acquisition agreement,

(f)	the addition of $1.3 million in income tax receivable related to tax savings resulting from the exercise of non-qualified and disqualified incentive stock option, net of Stoneage’s existing income taxes payable of $0.2 million,

(g)	the payment of debt in accordance with the acquisition agreement,

(h)	the elimination of Stoneage’s shareholders’ equity,

(i)	the purchase price of $15.3 million in cash, $1.0 million for transaction costs and $33.2 million in stock relating to the issuance of 2.3 million shares of Autobytel’s common stock. The Autobytel common stock issued was valued based on a price per share of $14.40, which was the average market price for the two days before through the two days after the announcement of the acquisition,

(j)	the allocation of a portion of the purchase price to customer relationships and domain name with a fair value of $4.0 million and $0.7 million, respectively, and estimated lives of 3 and 5 years, respectively, and the estimated allocation of the excess of the purchase price over the estimated fair value of the net tangible and intangible assets to goodwill, and

(k)	the valuation allowance recorded against the net deferred tax assets acquired from Stoneage.

NOTES TO THE PRO FORMA CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

(unaudited)

The final allocation of the purchase price will be based on a final evaluation of the fair value of the tangible and identifiable intangible assets acquired and liabilities assumed at the time of the merger. The preliminary allocation is summarized as follows (in millions):

Purchase price:
Cash	$15.3
Common stock (2,305,244 shares at $14.40 per share)	33.2
Transaction costs incurred by Autobytel	1.0

Total purchase price	$49.5

Allocation of purchase price:
Assets:
Cash	$0.9
Account Receivable	3.6
Other current assets	1.1
Non-current assets	1.0
Goodwill	41.3
Intangible assets	4.7
Liabilities
Historical current liabilities	(2.5)
Historical non-current liabilities	(0.1)
Liabilities from transaction costs	(0.1)
Liabilities from employee termination costs	(0.4)

Total purchase price	$49.5

The pro forma consolidated condensed statements of operations are based on the historical operating results of Autobytel Inc. and Stoneage Corporation for the three months ended March 31, 2004 and the year ended December 31, 2003, including reclassifications that have been made to conform Stoneage to Autobytel’s consolidated condensed financial statement presentation. Pro forma adjustments to record the merger for the three months ended March 31, 2004 and the year ended December 31, 2003 have been made to reflect:

(a)	the elimination of intercompany revenues and expenses as Autobytel was a customer of Stoneage,

(b)	amortization expense, computed on a straight-line basis, of $0.3 million and $1.3 million, respectively, related to customer relationships with an estimated life of 3 years, and amortization expense, computed on a straight-line basis, of $35,000 and $0.1 million, respectively, related to the domain name with an estimated life of 5 years,

(c)	the elimination of actual interest expense incurred related to notes payable paid off in accordance with the acquisition agreement, and

(d)	the elimination of Stoneage’s provision for income taxes since the combined company has tax net operating losses available to offset taxable income.

In addition, pro forma net income per share has been adjusted to reflect the issuance of additional shares of Autobytel common stock in the merger based on Autobytel’s weighted average shares outstanding for the periods presented.